EXHIBIT 21


                  List of Subsidiaries as at December 31, 2006

      Each of the following subsidiaries is wholly-owned by the Registrant.


                         Legend Consolidated Group, Inc.
                            (a Delaware Corporation)


This entity is inactive.




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